UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2009
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DANKA BUSINESS SYSTEMS PLC
(Exact name of registrant as specified in its charter)
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England & Wales	0-20828	98-0052869
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 1st Avenue South		8 Salisbury Square
Suite 305	and	London EC4Y 8BB England
St. Petersburg, Florida 33701
(Addresses of principal executive offices)

Registrant’s telephone number, including area code:
(727) 825-3960 in the United States
011-44-207-694-1826 in the United Kingdom

Masters House
107 Hammersmith Road
London W14 0QH England
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

By this Current Report on Form 8-K, the joint liquidators of Danka Business Systems PLC (“Danka” or the “Company”) are providing an update to Danka shareholders regarding certain matters relating to the members’ voluntary liquidation of Danka (the “MVL”), which the Company entered into on February 19, 2009 following shareholder approval of the MVL at an extraordinary general meeting of shareholders held on the same date and pursuant to which Danka is in the process of being voluntarily wound up.

Sale of Danka Office Imaging Company

On June 27, 2008, the Company consummated the sale of its U.S. operating subsidiary, Danka Office Imaging Company (“DOIC”), to Konica Minolta Business Solutions U.S.A., Inc. (“Konica Minolta”), which sale of DOIC constituted the disposition of the Company’s remaining operations. Pursuant to the stock purchase agreement (the “DOIC Agreement”) among Danka, Danka Holding Company, Danka’s wholly-owned subsidiary, and Konica Minolta governing the sale of DOIC, the purchase price of $240 million was subject to an upward or downward net worth adjustment following closing. The final purchase price was to be adjusted, dollar for dollar, for each dollar by which the closing net worth of DOIC varied from the net worth as of an earlier reference date. The purchase price adjustment could not exceed $10 million. The sum of $10 million was held back by Konica Minolta from the amount payable by Konica Minolta at closing as security for the Company’s purchase price adjustment obligations.

As Danka and Konica Minolta were unable to agree as to the amount of the closing net worth of DOIC and concomitant purchase price adjustment, pursuant to the terms of the DOIC Agreement, the dispute was submitted to an independent accounting firm for arbitration. On November 13, 2009, the arbitrator issued its binding decision on the dispute. As a result of the arbitrator’s decision, Konica Minolta paid to Danka Holding Company an amount equal to $13,917,816.13, which amount included the $10 million held back by Konica Minolta at closing (plus interest). While there has been continued correspondence among Danka, Konica Minolta and the arbitrator following the arbitrator’s decision regarding certain aspects of the dispute, the resolution process is nearly finalized.

In addition, under the terms of the DOIC Agreement, $25 million of the purchase price to be paid by Konica Minolta at closing was placed in escrow for a period of four years following closing to satisfy any and all claims which may be made by Konica Minolta under the DOIC Agreement. The amount of cash held in escrow is to be reduced each year following closing (to $20 million after year one, $15 million after year two, $10 million after year three, and terminating after year four), with certain amounts not required to satisfy claims under the DOIC Agreement being returned to Danka on each anniversary of closing. The escrow will step down only to the extent there are not any claims pending against such amounts. On June 27, 2009, the amount in escrow was reduced to $20 million and an amount equal to $5 million was released to Danka.

Creditor Claims

Upon their appointment as joint liquidators following entry into the MVL, Jeremy Spratt and Finbarr O’Connell of KPMG LLP engaged in an inquiry into the existence and value of creditors’ claims against the Company.

The only significant claim in the MVL was received from Ricoh Europe B.V. (“Ricoh”). Ricoh purchased Danka’s European operations in January 2007 pursuant to a share purchase agreement among Ricoh, Danka and certain subsidiaries of Danka (the “Ricoh Agreement”). Under the terms of the Ricoh Agreement, Danka agreed to indemnify Ricoh for certain losses, including indemnities in relation to certain tax matters that do not expire until 2014. Following the commencement of the MVL, the joint liquidators received a claim from Ricoh in relation to Danka’s tax indemnification obligations under the Ricoh Agreement, estimated at approximately $20 million.  Ricoh has also intimated that in certain circumstances the quantum of its potential claims against Danka could rise substantially.

The joint liquidators have been investigating the claims made by Ricoh, including seeking further evidence from Ricoh to substantiate its claims. The process of adjudicating Ricoh’s claims by the joint liquidators is currently ongoing.

Distribution to ordinary shareholders

Pursuant to Danka’s articles of association, the holders of Danka’s 6.50% convertible participating shares would have been entitled to all of the surplus assets of Danka. However, pursuant to the terms of an agreement between Danka and the convertible participating shareholders, which agreement took effect upon shareholder approval of the MVL, the joint liquidators have been instructed to first distribute to holders of Danka’s ordinary shares (including American Depository Shares (“ADSs”)) an amount equal to $0.03 per ordinary share (or $0.12 per ADS) prior to any distribution to convertible participating shareholders (“the Distribution”).

As of the date of this Current Report on Form 8-K, the joint liquidators are seeking advice with a view to confirming the amounts and manner in which they propose to set aside a reserve for Ricoh’s claim is sufficient and that, following the distribution of the purchase price adjustment payment of approximately $13.9 million from Danka Holding Company to Danka, they will be able to make the Distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2009	DANKA BUSINESS SYSTEMS PLC
By:/s/ Jeremy Spratt
Name: Jeremy Spratt Title: Joint Liquidator